Exhibit 23.1






               Consent of Ernst & Young LLP, Independent Auditors


We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-15019) pertaining to the 1993 Incentive Stock Option and Stock Appreciation Rights Plan, (Form S-8 No. 33- 15029) pertaining to the 1994 Incentive Stock Option Plan and Stock Appreciation Rights Plan, (Form S-8 No. 33-15017) pertaining to the 1993 Non-qualified Stock Option Plan and (Form S-8 No. 33-92808) pertaining to the 401(k) Profit Sharing Plan and Trust of Martin Color-Fi, Inc. of our report dated February 13, 1997, with respect to the consolidated financial statements and schedule of Martin Color-Fi, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 1996.


                                                 /s/ ERNST & YOUNG LLP


Greenville, South Carolina
March 26, 1997